July 22, 2021                            Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Second Quarter 2021 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter ended July 4, 2021.
Second Quarter Highlights
•Second quarter 2021 GAAP net loss per diluted share was $(3.34), compared with earnings per diluted share of $0.55 in 2020.
•Second quarter 2021 GAAP net loss included net after-tax charges of $418.7 million, due mostly to a non-cash pension settlement charge of $406.5 million related to the Company's settlement of the outstanding pension liabilities of the Sonoco Pension Plan for Inactive Participants (the "Inactive Plan"), and a $15.0 million expense related to the early extinguishment of debt. In the second quarter of 2020, GAAP earnings included net after-tax charges of $24.9 million related mostly to restructuring actions and non-operating pension costs.
•Base net income attributable to Sonoco (base earnings) for second quarter 2021 was $0.84 per diluted share, compared with $0.79 in 2020. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided second quarter 2021 base earnings guidance of $0.82 to $0.88 per diluted share.
•Second quarter 2021 net sales were $1.38 billion, compared with $1.25 billion in 2020.
•Cash flow from operations was $102.0 million in the first half of 2021, compared to $282.0 million in the first half of 2020. Free cash flow was $9.4 million in the first half of 2021, compared with $210.4 million in the first half of 2020. Free cash flow for the first half of 2021 included pension contributions totaling $133 million made in the second quarter as part of the final settlement of the Inactive Plan's liabilities. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On July 8, 2021, the Company committed to reduce absolute scope 1 and 2 greenhouse gas emissions by 25 percent and scope 3 greenhouse gas emissions by 13.5 percent by 2030 in line with the Paris Climate Agreement — to limit global temperatures to warming to well below 2-degree C. These emission reduction goals were validated by the Science Based Targets initiative (SBTi).

2021 Third Quarter and Full-Year Guidance
•Sonoco expects third quarter base earnings per diluted share to be in a range of $0.87 to $0.93 and expects full-year base earnings per diluted share to be in a range of $3.50 to $3.60. This full-year outlook is unchanged from previous guidance. Third quarter and full-year base earnings per diluted share in 2020 were $0.79 and $3.41, respectively.
•Excluding the $133 million of cash contributions to the Inactive Plan, full-year 2021 cash provided from operations and free cash flow guidance remains unchanged in a range of $570 million to $600 million and $270 million to $300 million, respectively.
Note: Third-quarter and full-year 2021 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP results.
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Sonoco Reports Second Quarter 2021 Results - Page 2
CEO Comments
Commenting on the Company’s second quarter performance, Howard Coker, President and Chief Executive Officer, said, "As anticipated, we reported a GAAP loss in the second quarter due to pension settlement charges associated with the purchase of group annuity contracts and the distribution of lump-sum payments, which resulted in our pension obligations being reduced by approximately $1.4 billion. Also during the quarter, we further improved our strong balance sheet by reducing total debt by approximately $100 million, enhanced our financial flexibility by upsizing our committed credit facility with a new $750 million revolver, and returned value to shareholders by executing a $150 million accelerated share repurchase agreement.

"Sonoco's balanced mix of consumer and industrial packaging businesses achieved second quarter base earnings results which were well within our guidance range despite unprecedented raw material and non-material inflation and some continued impact of COVID-19 on certain of our served markets. Net sales grew 11 percent in the quarter as volume/mix improved approximately 8 percent due to solid demand recovery in most of our industrial-related businesses. Base earnings benefited from volume/mix growth and productivity improvements, which more than offset a negative price/cost relationship and the impact from the divestiture of our former display and packaging businesses.

"While we expected demand in our Consumer Packaging segment to normalize from the pantry-stocking records set during the second quarter of last year, segment operating profit declined by 29 percent due primarily to a negative price/cost relationship stemming from escalating resin, film, metals, packaging and freight costs. On the other hand, our Industrial Paper Packaging segment benefited from strong global demand, which helped boost segment operating profit by 74 percent compared to last year's second quarter. Our All Other group of businesses, which consists of protective, healthcare, retail and industrial plastics units, also benefited from the economic recovery as operating profit improved 23 percent."

Second Quarter Review
Net sales for the second quarter of 2021 were $1.38 billion, up 11.0 percent from last year's second quarter sales of $1.25 billion. This growth was driven by an improvement in volume/mix, higher selling prices mostly implemented to offset inflation and a favorable impact from foreign exchange. These positive factors were somewhat offset by the disposition of the Company's European and U. S. display and packaging contract businesses in November 2020 and April 2021, respectively, net of sales added from the acquisition of Can Packaging in August 2020.

GAAP net loss attributable to Sonoco in the second quarter of 2021 was $(334.1) million, or $(3.34) per diluted share, a decrease of $389.3 million, compared with income of $55.2 million, or $0.55 per diluted share, in 2020. Second quarter GAAP net loss included after-tax non-base net charges totaling $418.7 million, of which $406.5 million related to non-operating pension costs which were driven by the previously mentioned pension settlement. In addition, the Company recognized a $15.0 million charge related to the early extinguishment of debt. In the second quarter of 2020, GAAP earnings included $24.9 million of after-tax non-base net charges, of which $16.7 million related to restructuring activities and $5.6 million related to non-operating pension costs. Adjusted to exclude these items, base earnings in the second quarter of 2021 were $84.6 million, or $0.84 per diluted share, compared with $80.1 million, or $0.79 per diluted share, in 2020, an increase of $4.5 million. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture-related expenses, non-operating pension costs and settlement charges, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $262.7 million in the second quarter of 2021 compared to $248.0 million in the same period in 2020. Quarterly gross profit as a percentage of sales declined 92 basis points year over year to 19.0 percent. Second-quarter GAAP selling, general and administrative expenses increased $7.4 million from the prior year to $128.8 million. This increase was largely driven by a return to more normalized expenses for medical benefits and management incentives.

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Segment Review
Sonoco reports its financial results in two segments: Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as All Other. Segment and All Other operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes, non-operating pension costs and settlement charges, or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis. Note that in all instances prior period results have been recast to conform to current-year presentation.

Consumer Packaging
Sonoco’s Consumer Packaging segment primarily serves prepared and fresh food markets along with other packaging for direct consumer products and includes the following products and services: round and shaped rigid paper containers; metal and peelable membrane ends and closures; thermoformed plastic trays and containers; printed flexible packaging; and global brand artwork management.
Second quarter 2021 sales for the segment were $597.8 million, compared with $573.2 million in 2020. Segment operating profit was $59.8 million in the second quarter, compared with $84.4 million in the same quarter of 2020.
Segment sales increased 4.3 percent compared to the prior year's quarter as higher selling prices, mostly implemented to help offset inflation, acquisition sales from Can Packaging and a positive impact from foreign exchange more than offset an approximate 2 percent decrease in volume/mix. Global rigid paper containers volume/mix declined almost 6 percent in the second quarter as food packaging volumes normalized to pre-pandemic levels compared to last year's pantry-packing demand when consumers were primarily eating at home. Flexible packaging volume modestly improved due to a rebound in confectionery and food service-related markets, which was partially offset by a negative mix of business. In this segment's plastics business, volume/mix also improved on higher demand for fresh, prepared and specialty food trays.

Segment operating profit decreased 29.2 percent compared to the prior year's quarter as a negative price/cost relationship stemming from higher raw material and non-material inflation along with lower volume/mix more than offset productivity improvements and profits from the Can Packaging acquisition. As a result, segment operating margin declined to 10.0 percent in the quarter from the record 14.7 percent in the 2020 period.

Industrial Paper Packaging
The Industrial Paper Packaging segment includes the following products: fiber-based tubes, cones, and cores; fiber-based construction tubes; fiber-based protective packaging and components; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services.
Second quarter 2021 sales for the segment were $608.5 million, up from $455.0 million in 2020. Segment operating profit was $57.9 million in the second quarter of 2021, compared with $33.2 million in the same quarter of 2020.
Segment sales increased 33.7 percent from the prior year's quarter largely due to higher selling prices implemented to offset higher raw material and non-material inflation. In addition, almost half of the segment sales increase, approximately 14 percent, was attributable to improved volume/mix. Global tube and core volume/mix increased sales approximately 13 percent, driven by a global rebound in demand for our products. In addition, global paperboard demand improved approximately 4 percent due to demand from both internal converting and trade markets.
Segment operating profit improved 74.2 percent from the prior year's quarter, driven by positive volume/mix and strong productivity improvements. Segment operating margin improved to 9.5 percent from the prior year quarter's 7.3 percent.

All Other
Businesses grouped as All Other include healthcare, protective and retail packaging and industrial plastic products. These businesses include the following products and services: thermoformed rigid plastic trays and devices; custom-engineered molded foam protective packaging and components; temperature-assured packaging; injection molded and extruded containers, spools and parts; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities.
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Second quarter 2021 sales were $176.4 million, compared with $217.3 million in 2020. The combined businesses reported an operating profit of $10.9 million in the current quarter, compared to $8.9 million in the prior year's quarter.
Sales declined 18.8 percent compared to last year’s quarter due primarily to the disposition of the display and packaging businesses. Excluding the impact of the display and packaging divestiture, volume/mix increased sales around 32 percent, driven by improvements in molded foam products, industrial plastics, temperature-assured packaging, and retail and healthcare packaging.
Operating profit for the combined businesses increased by 23.0 percent from the prior-year quarter due to the volume/mix gains and strong productivity, partially offset by a negative price/cost relationship stemming from higher resin-based raw material costs along with the impact from the divested display and packaging businesses. Operating margin increased to 6.2 percent in the quarter from 4.1 percent in 2020.

Corporate/Tax
GAAP net interest expense for the second quarter of 2021 decreased to $14.8 million, compared with $18.7 million during the same period in 2020, primarily due to lower debt balances and interest income related to a foreign VAT refund in the second quarter of 2021. The second quarter 2021 effective tax rates on GAAP and base earnings were 26.0 percent and 26.4 percent, respectively, compared with 30.0 percent and 26.6 percent, respectively, in the prior year’s quarter. The effective tax rate on GAAP earnings for the second quarter of 2021 was lower than the prior year's quarter due primarily to an IRS audit settlement recorded in the prior year.

Year-to-date Results
For the first six months of 2021, net sales were $2.74 billion, up $187.3 million, compared with $2.55 billion in the first six months of 2020. Sales improved 7.3 percent in the first half of the year as an almost 6 percent improvement in volume/mix, excluding the impact of the display and packaging divestiture, reflected demand recovery following prior-year COVID-19-driven reductions, along with higher selling prices implemented to offset inflation, and a positive impact from foreign exchange translation more than offset sales reduced by divestitures, net of acquisitions.
GAAP net loss attributable to Sonoco for the first half of 2021 was $(261.8) million or $(2.60) per diluted share, compared to income of $135.7 million, or $1.34 per diluted share in 2020. The net loss in the first half of 2021 included $438.1 million in after-tax charges, including $418.0 million after-tax related to non-operating pension costs driven by the previously mentioned pension settlement charge and $15.0 million after-tax related to the early extinguishment of debt. The remaining $5.1 million net after-tax charge included acquisition/divestiture-related costs, the loss on the disposition of the Company's U.S. display and packaging business, and restructuring and asset impairment charges, which were partially offset by a hedge gain related to a Euro-denominated loan repayment, a foreign VAT refund, including applicable interest, and life insurance gains. In the first half of 2020, GAAP earnings included $39.8 million in after-tax charges largely consisting of restructuring and non-operating pension costs.
Base earnings for the first six months of 2021 were $176.3 million or $1.74 per share, compared with $175.4 million or $1.73 per diluted share in the same period of 2020. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)
Current year-to-date gross profit was $540.6 million, compared with $514.6 million in 2020. Year-to-date gross profit as a percentage of sales in 2021 was 19.8 percent, compared with 20.2 percent in 2020. GAAP selling, general and administrative expense increased $28.8 million, largely driven by a return to more normalized expenses for medical benefits and management incentives along with higher acquisition and divestiture transaction costs.
Cash Flow and Free Cash Flow
Cash generated from operations for the first six months of 2021 was $102.0 million, compared with $282.0 million in 2020, a decrease of $180.0 million. While net income declined by $397.2 million, this was primarily due to the after-tax, non-cash pension settlement charge of $406.5 million driven by the Company's Inactive Plan liability settlement. Cash flow from operations was reduced year-over-year by the $133 million pension contributions made to fund the Inactive Plan in advance of the pension liability settlements.
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In addition, changes in net working capital used $19.5 million more cash in the first six months of 2021, compared with the first six months of 2020. While inflation in the current year is a key driver, increased business activity was more pronounced in June 2021 as compared to the prior year.
Free cash flow for the first six months of 2021 was a provision of $9.4 million, compared with $210.4 million of cash generated in the same period last year, a decrease of $201.0 million, driven by the decrease in operating cash flow and the increase in net capital spending. Excluding the $133 million pension contributions made to fund the Inactive Plan in advance of the pension liability settlements, free cash flow would have been $142.4 million. During the first six months of 2021, net capital expenditures were $92.5 million compared with $71.6 million in the same period last year. This increase was driven largely by Project Horizon, the modernization of the Company's Hartsville paper mill complex. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
The Company continues to provide value to its shareholders through cash dividends, which were $90.4 million in the first six months of 2021, up from $86.3 million, in the first six months of 2020. The Company also repurchased $159.6 million outstanding shares during the first six months of 2021.
As of July 4, 2021, total debt was approximately $1.60 billion, compared with $1.70 billion as of December 31, 2020. The Company's total-debt-to-total-capital ratio was 46.7 percent as of July 4, 2021, compared to 47.1 percent at the end of 2020. Cash and cash equivalents were $263.5 million as of July 4, 2021, compared with $564.8 million at December 31, 2020.

Third Quarter and Full-Year 2021 Outlook
The Company projects third quarter and full-year 2021 base earnings to be in the range of $0.87 to $0.93 and $3.50 to $3.60 per diluted share, respectively. This full-year 2021 outlook is unchanged from the Company's previous guidance. Base earnings in the third quarter and full-year of 2020 were $0.79 and $3.41 per diluted share, respectively. The Company's guidance assumes that general economic activity will continue to recover due to global COVID-19 vaccination efforts and government stimulus programs. In addition, this guidance assumes a base effective tax rate of approximately 21.5 percent for the third quarter and approximately 25 percent for the full year. The third quarter and full-year expected effective tax rates includes an anticipated one-time $5.5 million tax benefit from the release of reserves for uncertain tax positions. Without this item the expected effective tax rate would be approximately 26 percent for both the third quarter and full year.

As previously mentioned, the Company made $133 million in contributions to the Company's Inactive Plan in the second quarter of 2021 in order to fully fund the Inactive Plan prior to the liability settlement. Excluding these contributions, full-year 2021 cash flow from operations and free cash flow are expected to be between $570 million and $600 million and $270 million and $300 million, respectively, which is unchanged from previous guidance.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the unprecedented uncertainty regarding raw material and non-material inflation as well as the impact of the COVID-19 pandemic on global supply chains along with other risks and uncertainties, including those described further below, actual results could vary substantially.
Commenting on the Company's outlook, Coker said, "As we enter the second half of 2021, we remain confident that our business will continue to benefit from the post-pandemic economic recovery. In our consumer-related businesses, we expect volumes to remain above pre-pandemic levels despite more normalized demand for food packaging as consumers moderate at-home eating patterns, while certain COVID-impacted markets, such as confectionery, food service and construction products should continue to benefit. We also expect further recovery in our industrial-served markets as illustrated by the historically high backlogs for uncoated recycled paperboard in the U.S. and Canada and demand for global tubes, cores and cones strengthening to pre-pandemic levels.
"Our biggest challenge for the rest of 2021 is our continuing battle to manage escalating raw material and non-material inflation. While we currently are behind the price/cost curve in several of our businesses, we are aggressively taking actions to drive productivity, control costs and implement necessary price increases to fully recover all commodity and other cost increases.
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"We believe Sonoco is well positioned given our resiliency over the last year and improving trends in our primary served markets. Our strong financial position supports our value-creation strategy to invest in ourselves to drive growth and margin improvement while consistently returning cash to our shareholders."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 4595796. The archived call will be available through August 1, 2021. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of consumer, industrial, healthcare and protective packaging. With annualized net sales of approximately $5.2 billion, the Company has 19,000 employees working in more than 300 operations in 34 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most Admired Companies in 2021 as well as being included in Barron's 100 Most Sustainable Companies for the third-consecutive year. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” "committed," “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; consumer and customer actions in connection with the COVID-19 pandemic; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; commitments to reduce greenhouse gas emissions; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
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•availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of the Company’s suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•success of implementation of new manufacturing technologies and installation of manufacturing equipment, including the startup of new facilities and lines;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, customer and supplier consolidation, and changes in competitors' pricing for products;
•financial conditions of customers and suppliers;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•inventory management strategies of customers;
•timing of introduction of new products or product innovations by customers;
•collection of receivables from customers;
•ability to improve margins and leverage cash flows and financial position;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in interest rates and our borrowing costs;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•timing of funding pension and postretirement benefit plan obligations;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, tax laws, regulations and interpretations thereof;
•the adoption of new, or changes in, accounting standards or interpretations;
•challenges and assessments from tax authorities resulting from differences in interpretation of tax laws, including income, sales and use, property, value added, employment, and other taxes;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•ability to maintain effective internal controls over financial reporting;
•liability for and anticipated costs of resolution of legal proceedings;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
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•failures of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;
•substantially lower than normal crop yields;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•changing consumer attitudes toward plastic packaging;
•ability to meet sustainability targets and challenges in implementation;
•changing climate, climate change regulations and greenhouse gas effects;
•ability to meet commitments to reduce greenhouse gas emissions;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company and increased costs of compliance;
•international, national and local economic and market conditions and levels of unemployment;
•economic disruptions resulting from terrorist activities and natural disasters; and
•accelerating inflation.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020

Net sales	$1,382,754	$1,245,485	$2,736,058	$2,548,781
Cost of sales	1,120,101	997,502	2,195,504	2,034,208
Gross profit	262,653	247,983	540,554	514,573
Selling, general and administrative expenses	128,807	121,371	274,037	245,259
Restructuring/Asset impairment (income)/charges	(1,445)	22,885	5,401	35,484
Loss on divestiture of business	—	—	5,516	—
Operating profit	$135,291	$103,727	$255,600	$233,830
Non-operating pension cost	555,009	7,600	562,293	15,179
Net interest expense	14,794	18,685	32,525	34,730
Loss from the early extinguishment of debt	20,184	—	20,184	—
(Loss)/Income before income taxes	(454,696)	77,442	(359,402)	183,921
(Benefit)/Provision for income taxes	(118,151)	23,230	(94,106)	49,986
(Loss)/Income before equity in earnings of affiliates	(336,545)	54,212	(265,296)	133,935
Equity in earnings of affiliates, net of tax	2,306	778	3,350	1,291
Net (loss)/income	(334,239)	54,990	(261,946)	135,226
Net loss attributable to noncontrolling interests	169	221	172	430
Net (loss)/ income attributable to Sonoco	$(334,070)	$55,211	$(261,774)	$135,656

Weighted average common shares outstanding – diluted	100,082	101,109	100,571	101,109

Diluted (loss)/earnings per common share	$(3.34)	$0.55	$(2.60)	$1.34
Dividends per common share	$0.45	$0.43	$0.90	$0.86

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FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net sales
Consumer Packaging	$597,803	$573,166	$1,180,556	$1,113,735
Industrial Paper Packaging	608,532	455,026	1,173,929	957,517
All Other	176,419	217,293	381,573	477,529
Consolidated	$1,382,754	$1,245,485	$2,736,058	$2,548,781

Segment operating profit:
Consumer Packaging	$59,813	$84,449	$135,423	$148,205
Industrial Paper Packaging	57,885	33,235	108,071	92,836
All Other	10,912	8,872	24,783	29,427
Restructuring/Asset impairment gains/(charges)	1,445	(22,885)	(5,401)	(35,484)
Other non-base income/(charges), net	5,236	56	(7,276)	(1,154)
Consolidated	$135,291	$103,727	$255,600	$233,830

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended
	July 4, 2021	June 28, 2020

Net (loss)/income	$(261,946)	$135,226
Asset impairment charges/losses on disposition of assets and divestiture of a business	8,612	6,494
Depreciation, depletion and amortization	121,792	123,447
Pension and postretirement plan (contributions), net of non-cash expense	413,945	(1,970)
Changes in working capital	(47,118)	(27,656)
Changes in tax accounts	(146,277)	28,186
Other operating activity	12,945	18,264
Net cash provided by operating activities	$101,953	$281,991

Purchase of property, plant and equipment, net	(92,526)	(71,572)
Proceeds from disposition of a business	86,071	—
Cost of acquisitions, net of cash acquired	(2,353)	(3,787)
Net debt repayments	(112,864)	585,169
Excess cash costs of early extinguishment of debt	(20,111)	—
Cash dividends paid	(90,401)	(86,337)
Payments made to repurchase shares	(159,571)	—
Other, including effects of exchange rates on cash	(11,517)	6,525

Net (decrease)/increase in cash and cash equivalents	$(301,319)	$711,989
Cash and cash equivalents at beginning of period	564,848	145,283
Cash and cash equivalents at end of period	$263,529	$857,272

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Sonoco Reports Second Quarter 2021 Results - Page 11

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	July 4, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$263,529	$564,848
Trade accounts receivable, net of allowances	727,967	658,808
Other receivables	100,060	103,636
Inventories	503,932	450,691
Prepaid expenses	51,354	52,564
	$1,646,842	$1,830,547
Property, plant and equipment, net	1,233,065	1,244,110
Right of use asset-operating leases	271,241	296,020
Goodwill	1,333,400	1,389,255
Other intangible assets, net	295,193	321,934
Other assets	214,301	195,393
	$4,994,042	$5,277,259
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$992,224	$1,048,428
Notes payable and current portion of long-term debt	404,029	455,784
Income taxes payable	8,654	7,415
	$1,404,907	$1,511,627
Long-term debt, net of current portion	1,194,063	1,244,440
Noncurrent operating lease liabilities	237,447	262,048
Pension and other postretirement benefits	165,997	171,518
Deferred income taxes and other	169,195	177,098
Total equity	1,822,433	1,910,528
	$4,994,042	$5,277,259

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Sonoco Reports Second Quarter 2021 Results - Page 12
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts, including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental reserve charges/releases, acquisition/divestiture-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Third-quarter 2021 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Second Quarter 2021 Results - Page 13

		Non-GAAP Adjustments
Three Months Ended July 4, 2021	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$135,291	$(1,445)	$(5,236)	$128,610
Non-operating pension costs	555,009	—	(555,009)	—
Interest expense, net	14,794	—	2,165	16,959
Loss from the early extinguishment of debt	20,184	—	(20,184)	—
(Loss)/Income before income taxes	(454,696)	(1,445)	567,792	111,651
(Benefit)/Provision for income taxes	(118,151)	715	146,939	29,503
(Loss)/Income before equity in earnings of affiliates	(336,545)	(2,160)	420,853	82,148
Equity in earnings of affiliates, net of taxes	2,306	—	—	2,306
Net (loss)/income	(334,239)	(2,160)	420,853	84,454
Net loss attributable to noncontrolling interests	169	—	—	169
Net (loss)/income attributable to Sonoco	$(334,070)	$(2,160)	$420,853	$84,623
Diluted weighted average common shares outstanding (3):	100,082	—	543	100,625
Per Diluted Share*	$(3.34)	$(0.02)	$4.18	$0.84

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended June 28, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(4)	Base

Operating profit	$103,727	$22,885	$(56)	$126,556
Non-operating pension costs	7,600	—	(7,600)	—
Interest expense, net	18,685	—	—	18,685
Income before income taxes	77,442	22,885	7,544	107,871
Provision for income taxes	23,230	6,224	(717)	28,737
Income before equity in earnings of affiliates	54,212	16,661	8,261	79,134
Equity in earnings of affiliates, net of taxes	778	—	—	778
Net income	54,990	16,661	8,261	79,912
Net loss/(income) attributable to noncontrolling interests	221	(5)	—	216
Net income attributable to Sonoco	$55,211	$16,656	$8,261	$80,128

Per Diluted Share*	$0.55	$0.16	$0.08	$0.79

*Due to rounding individual items may not sum across

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Sonoco Reports Second Quarter 2021 Results - Page 14

(1) Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the second quarter of 2021 gains totaling approximately $5,500 were recognized related to the sale of previously closed facilities in the Company's tubes and core business. These were partially offset by net restructuring and asset impairment charges, mostly related to severance and asset write-offs, totaling approximately $4,000.

(2) Includes non-operating pension costs, which include $547,000 of settlement charges, losses from early extinguishment of debt, and costs related to actual/potential acquisitions and divestitures, partially offset by a foreign VAT refund, including applicable interest, and a hedge gain related to a Euro-denominated loan repayment.

(3) Due to the magnitude of Non-Base losses in the second quarter 2021, the Company reported a GAAP Net Loss Attributable to Sonoco. In instances where a company has a net loss, GAAP requires that the company shall not consider any unexercised share awards or other like instruments dilutive for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not consider any unexercised share awards dilutive in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in Basic Weighted Average Shares Outstanding and Diluted Weighted Average Common Shares Outstanding being the same. However, the Company also presents Base Net Income Attributable to Sonoco, which excludes the net Non-Base items. In order to maintain consistency in the computation of Base Diluted EPS, unexercised stock instruments that meet GAAP requirements for dilution were considered dilutive to the same extent they would be if GAAP Net Income Attributable to Sonoco were equal to Base Net Income Attributable to Sonoco.

(4) Consists of non-operating pension costs, costs related to actual and potential acquisitions and divestitures, the anticipated impact of the settlement of a U.S. Tax Audit, and tax benefits related primarily to a tax rate change.

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		Non-GAAP Adjustments
Six months ended July 4, 2021	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$255,600	$5,401	$7,276	$268,277
Non-operating pension costs	562,293	—	(562,293)	—
Interest expense, net	32,525	—	2,165	34,690
Loss from the early extinguishment of debt	20,184	—	(20,184)	—
(Loss)/Income before income taxes	(359,402)	5,401	587,588	233,587
(Benefit)/Provision for income taxes	(94,106)	2,341	152,572	60,807
(Loss)/Income before equity in earnings of affiliates	(265,296)	3,060	435,016	172,780
Equity in earnings of affiliates, net of taxes	3,350	—	—	3,350
Net (loss)/income	(261,946)	3,060	435,016	176,130
Net loss attributable to noncontrolling interests	172	—	—	172
Net (loss)/income attributable to Sonoco	$(261,774)	$3,060	$435,016	$176,302
Diluted weighted average common shares outstanding (3):	100,571	—	498	101,069
Per Diluted Share*	$(2.60)	$0.03	$4.30	$1.74

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Six months ended June 28, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(4)	Base

Operating profit	$233,830	$35,484	$1,154	$270,468
Non-operating pension costs	15,179	—	(15,179)	—
Interest expense, net	34,730	—	—	34,730
Income before income taxes	183,921	35,484	16,333	235,738
Provision for income taxes	49,986	9,353	2,683	62,022
Income before equity in earnings of affiliates	133,935	26,131	13,650	173,716
Equity in earnings of affiliates, net of taxes	1,291	—	—	1,291
Net income	135,226	26,131	13,650	175,007
Net (income) attributable to noncontrolling interests	430	(17)	—	413
Net income attributable to Sonoco	$135,656	$26,114	$13,650	$175,420

Per Diluted Share*	$1.34	$0.26	$0.14	$1.73
*Due to rounding individual items may not sum across

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(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the first six months of 2021 restructuring and asset impairment charges, mostly related to asset write-offs and severance, totaled approximately $10,900. These were partially offset by gains totaling approximately $5,500 related to the sale of previously closed facilities in the Company's tubes and core business.

(2) Includes non-operating pension costs, which include $547,000 of settlement charges and losses from early extinguishment of debt. Additionally, includes acquisition/divestiture-related costs, the loss on the disposition of the Company's U.S. display and packaging business, which were partially offset by a hedge gain related to a Euro-denominated loan repayment, a foreign VAT refund, including applicable interest, and life insurance gains.

(3) Due to the magnitude of Non-Base losses in the second quarter 2021, the Company reported a GAAP Net Loss Attributable to Sonoco. In instances where a company has a net loss, GAAP requires that the company shall not consider any unexercised share awards or other like instruments dilutive for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not consider any unexercised share awards dilutive in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in Basic Weighted Average Shares Outstanding and Diluted Weighted Average Common Shares Outstanding being the same. However, the Company also presents Base Net Income Attributable to Sonoco, which excludes the net Non-Base items. In order to maintain consistency in the computation of Base Diluted EPS, unexercised stock instruments that meet GAAP requirements for dilution were considered dilutive to the same extent they would be if GAAP Net Income Attributable to Sonoco were equal to Base Net Income Attributable to Sonoco.

(4) Consists of non-operating pension costs, costs related to actual and potential acquisitions and divestitures, the anticipated impact of the settlement of a U.S. Tax Audit, and tax benefits related primarily to a tax rate change.

	Six Months Ended
FREE CASH FLOW*	July 4, 2021	June 28, 2020

Net cash provided by operating activities	$101,953	$281,991
Purchase of property, plant and equipment, net	(92,526)	(71,572)
Free Cash Flow	$9,427	$210,419

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2021	December 31, 2021	December 31, 2020
Net Cash provided by operating activities	$437,000	$467,000	$705,621
Add: Pension-settlement-related contribution	133,000	133,000	—
Net cash provided by operating activities excluding pension-settlement-related contribution	$570,000	$600,000	$705,621
Purchase of property, plant and equipment, net	(300,000)	(300,000)	(181,161)
Free Cash Flow*	$270,000	$300,000	$524,460

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as both it and net cash provided by operating activities do not include mandatory debt service requirements and other non-discretionary expenditures. Note that this is the Company's definition of this metric and may not be comparable to similarly named metrics of other organizations.

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